Exhibit 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Investors: Kathy Abbott (773) 864-6868 Media: Matt Messinger (773) 864-6850

FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS COMPLETES ADDITIONAL SALE/LEASEBACK
TRANSACTIONS, SATISFYING SENIOR CREDIT FACILITY REQUIREMENT
CHICAGO, December 29, 2006 – Bally Total Fitness Holding Corporation (NYSE: BFT), the largest publicly-traded full-service commercial North American fitness center operator, today announced that it has closed on two additional sale/leaseback transactions with respect to four properties, generating approximately $13.5 million in net proceeds. On October 25, 2006, the Company previously closed on a sale/leaseback transaction with respect to four properties, generating approximately $8.9 million in net proceeds.
Don R. Kornstein, Bally’s interim Chairman, said, “With the completion of today’s transactions, we satisfied the senior credit facility requirement that Bally raise at least $20 million in additional liquidity by year-end. These transactions mark another significant milestone in Bally’s ongoing efforts to recapitalize, and we remain committed to further improving our financial structure in 2007.”
About Bally Total Fitness
Bally Total Fitness is the largest publicly-traded full-service commercial North American fitness center operator, with over 400 owned and franchised facilities located in 27 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
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